Filed Pursuant to Rule 424(b)(3)
Registration No. 333-206271

PROSPECTUS

REAL GOODS SOLAR, INC.

1,789,278 shares of Class A common stock

This prospectus relates to the offer and sale by the selling shareholders identified in the prospectus, and any of its respective pledgees, donees, transferees, or other successors in interest of up to 1,7897,278 shares of Class A common stock of Real Goods Solar, Inc. The number of shares the selling shareholders may sell includes 1,679,689 shares of Class A common stock that are currently outstanding, plus up to 109,589 shares of Class A common stock issuable upon exercise of the warrants as described below.

We filed the registration statement of which this prospectus is a part to fulfill contractual obligations to do so, as described in this prospectus. We will not receive any of the proceeds from the sale of the Class A common stock by the selling shareholders.

The selling shareholders and their respective pledgees, donees, transferees, or other successors in interest may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our Class A common stock. Additional information on the selling shareholders, and the times and manner in which they may offer and sell shares of our Class A common stock under this prospectus, is provided under “Selling Shareholders” and “Plan of Distribution” in this prospectus.

Our Class A common stock is quoted on The Nasdaq Capital Market under the symbol “RGSE.” On August 4, 2015, the last reported sale price of our Class A common stock was $2.12 per share.

Investing in our Class A common stock involves certain risks. See “Risk Factors” beginning on page 5 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 20, 2015

ABOUT THIS PROSPECTUS

Except where the context requires otherwise, in this prospectus the terms “Company,” “our company,” “Real Goods Solar,” “we,” “us,” and “our” refer to Real Goods Solar, Inc., a Colorado corporation, and where appropriate, its direct and indirect subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus contains trademarks, tradenames, service marks, and service names of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend,” “may,” “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the following: the continuation and level of government subsidies and incentives for solar energy, changing and updating technologies and the issues presented by these new technologies related to customer demand and our product offering, the rates charged by electric utilities that may impact the desirability of our product to customers, the impact of a drop in the price of conventional energy on demand for solar energy systems, new regulations impacting solar installations including electric codes, access to electric grids, the willingness of electric utilities to allow interconnections and other regulations affecting energy consumption by consumers, customers electing to defer the installation dates of systems, adverse weather conditions inhibiting our ability to install solar systems, our inability to maintain effective internal controls as our business grows, our ability to operate with our existing financial resources and capital available under our debt facility, the impact of our present indebtedness and projected future borrowings on our financial health, our ability to continue to obtain access to financing and financial concessions when needed from financiers, loss of key personnel and ability to attract necessary personnel, adverse outcomes arising from litigation and contract disputes, disruption of our supply chain from equipment manufacturers, construction risks and costs, access to sufficient number of third party integrators, competition, continued access to competitive third party financiers to finance customer solar installations, failure by manufacturers or third party installers to perform under their warranties to us, failure of customers to pay per contractual terms, non-compliance with NASDAQ continued listing standards, volatile market price of our common stock, possibility of future dilutive issuances of securities, anti-takeover provisions in our organizational documents, the significant ownership and voting power of our Class A common stock held by Riverside, and such other factors as discussed in this prospectus and the documents incorporated by reference herein, and throughout Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2014 and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Any forward-looking statement made by us in this prospectus and the documents incorporated by reference herein is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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PROSPECTUS SUMMARY

This prospectus summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the section entitled “Risk Factors.”

Overview of our Company

We are a residential and small commercial solar energy engineering, procurement and construction firm. We also perform most of our own sales and marketing activities to generate leads and secure projects. We offer turnkey services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty and customer satisfaction activities. Our solar energy systems use high-quality solar photovoltaic modules. We use proven technologies and techniques to help customers achieve meaningful savings by reducing their utility costs. In addition, we help customers lower their emissions output and reliance upon fossil fuel energy sources.

We, including our predecessors, have more than 35 years of experience in residential solar energy and trace our roots to 1978, when Real Goods Trading Corporation sold the first solar photovoltaic panels in the United States. We have designed and installed tens of thousands of residential and commercial solar systems since our founding.

On September 30, 2014, we discontinued our entire former commercial segment. As a result of this major strategic shift, we now operate as three reportable segments: (1) Residential – the installation of solar systems for homeowners, including lease financing thereof, and for small businesses (small commercial) in the continental U.S.; (2) Sunetric – the installation of solar systems for both homeowners and small business owners (small commercial) in Hawaii; and (3) Other – catalogue segment and corporate operations; see Note 4. Goodwill and Other Asset Impairment of our Annual Report on Form 10-K for the year ended December 31, 2014. We believe this new structure will enable us to more effectively manage our operations and resources.

Our focused customer acquisition approach and our efficiency in converting customer leads into sales yield what we believe are competitive customer acquisition costs that we continuously focus on improving. We believe that our brands carry a reputation for high quality customer service in the solar energy market, which leads to a significant number of word-of-mouth referrals and new customers.

We were incorporated in Colorado in 2008 as a successor to Gaiam Energy Tech, Inc. Gaiam founded Gaiam Energy Tech, Inc. as its solar division in 1999. In 2001, Gaiam Energy Tech, Inc. acquired Real Goods Trading Corporation in a merger. The combined company became Real Goods Solar when it went public in 2008. In January 2014 we rebranded our residential and commercial activities under the name “RGS Energy.” In May 2014 we acquired Elemental Energy, Inc., doing business as Sunetric, and entered the Hawaiian commercial and residential solar installation market.

Our executive offices are located at 833 West South Boulder Road, Louisville, CO 80027-2452. Our telephone number is (303) 222-8300. Our website is www.rgsenergy.com. The information on our website is not intended to be a part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our securities. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

The Offering

Class A common stock offered	1,789,278 shares

Class A common stock outstanding before this offering	12,273,779 shares as of August 4, 2015

Class A common stock outstanding after this offering (assuming full exercise of the warrants)	12,383,368 shares

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Use of proceeds	We will not receive any proceeds from the sale of shares in this offering; but we will receive the exercise price of the warrants if the warrant are exercised (unless the warrants are exercised by means of a “cashless exercise,” in which case we will not receive any exercise price). See the section entitled “Use of Proceeds.”

Nasdaq Capital Market symbol	RGSE

Risk factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 5 of this prospectus, in deciding whether or not to invest in our Class A common stock.

Plan of distribution	The selling shareholders and their pledgees, donees, transferees, or other successors in interest may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our Class A common stock. See the section entitled “Plan of Distribution” for a complete description of the manner in which the shares registered hereby may be distributed.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision you should carefully consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including, without limitation, the risk factors in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, which is on file with the SEC. If any of the risks listed in our most recent Annual Report on Form 10-K or any of the following risks actually occur, our business, financial condition, and/or results of operations could suffer. In that case, the market price of our common stock offered by this prospectus could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also have a material adverse effect on our business.

The future impact of the SEC’s investigation into the Company, if any, is unknown, but any future involvement in the investigation could have a material effect on us.

On June 29, 2015, the Company received a subpoena from the SEC requesting the production of documents, records and information related to an investigation into the Company’s July 9, 2014 private placement. The Company is cooperating with the SEC.   The SEC may in the future require us to produce additional documents or other materials.  Complying with any such future requests could distract the time and attention of the Company’s officers and directors or divert resources away from the Company’s business.

At this time, the Company does not know when the investigation will be concluded and is unable to determine the potential impact, if any, that will result from this investigation. The investigation could result in significant legal expenses, the diversion of management’s attention from the Company’s business plans, damage to the Company’s proposed business and reputation, and could subject the Company, its officers or its directors to a wide range of remedies, including an SEC enforcement action. An adverse ruling in any regulatory proceeding could result in fines, penalties, or other remedies which could have a material adverse effect on any future results of operations and financial condition.

DESCRIPTION OF THE TRANSACTION

Conversion Agreement

On June 24, 2015, the Company entered into a Conversion Agreement (the “Conversion Agreement”) with Riverside Fund III, L.P., pursuant to which the Company agreed to convert outstanding amounts payable to Riverside Fund III, L.P. under the Notes (defined below) into 1,288,156 shares of our Class A common stock (the “Conversion”).

Pursuant to the Shareholders Agreement, dated as of December 19, 2011, among the Company, Riverside Renewable Energy Investments, LLC (“Riverside”) and Gaiam, Inc. (the “Shareholders Agreement”), Riverside agreed to make a cash advance to us in an amount up to $3,150,000. The Company issued promissory notes to Riverside Fund III, L.P. (i) on May 4, 2012 in the original principal amount of $3,000,000 (as amended and restated, the “$3 Million Note”) and (ii) June 20, 2012 in the original principal amount of $150,000 (as amended and restated, the “$150,000 Note”, and together with the $3 Million Note, the “Notes”). As of the date of the Conversion, the aggregate outstanding principal and accrued interest under the Notes was $4,238,030.42. The Conversion was affected using a conversion ratio equal to $3.29, the closing price of the common stock on June 23, 2015, the date before entering into the Conversion Agreement.

To comply with Nasdaq continued listing requirements, the Conversion Agreement provided that the Company may not issue any shares of Class A common stock to Riverside Fund III, L.P. at the closing of the Conversion or at any time thereafter if such issuance would result in Riverside Fund III, L.P. (together with its affiliates) holding shares of common stock in excess of 19.99% of the Company’s outstanding shares of common stock immediately after giving effect to the Conversion (the “Maximum Percentage”) unless and until the Company had first obtained shareholder approval for such issuance. In lieu of issuing any shares of Class A common stock in excess of the Maximum Percentage (the “Capacity Shares”), the Company was contractually obligated to issue any Capacity Shares to Riverside Fund III, L.P., or its successors or assigns, upon request at such time when Riverside Fund III, L.P. and its affiliated held in the aggregate less than the Maximum Percentage, or at any time after the Company obtained shareholder approval.

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On June 25, 2015, immediately before consummation of the Conversion, Riverside Fund III, L.P. assigned to Riverside its rights, title and interest to the Conversion Agreement, including, without limitation, the Class A common stock issued and issuable thereunder. At the closing of the Conversion on June 25, 2015, the Company issued 910,000 shares of Class A common stock to Riverside. The Company was contractually obligated to issue an additional 378,156 Capacity Shares at such later date when Riverside held less than the Maximum Percentage, or if the Company obtained shareholder approval for such issuance in excess of the Maximum Percentage. The 378,156 Capacity Shares were issued to Riverside in full on July 15, 2015. The Company is no longer obligated to issue any additional shares under the Conversion Agreement.

Pursuant to the Conversion Agreement, the Company is required to file a registration statement with the SEC within 45 days after the effective date of the transactions contemplated by the Conversion Agreement, registering (i) the total number of shares of Class A common stock issued pursuant to the Conversion Agreement and (ii) all shares of Class A common stock held by Riverside Fund III, L.P. and its affiliates prior to the closing of the transactions contemplated by the Conversion Agreement (see Alteris Merger below). The Company is required to use commercially reasonable efforts to cause the registration statement to be declared effective within 120 days after the effective date of the Conversion Agreement.

Alteris Merger

The Company obtained control, through an Agreement and Plan of Merger, 100% of the voting equity interest of Earth Friendly Energy Group Holding, LLC d/b/a Alteris Renewables, Inc. (“Alteris”) on June 21, 2011 (the “Alteris Merger”). In connection with the closing of the Alteris Merger on December 19, 2011, the Company issued 7,830,647 shares of our Class A common stock to Riverside on a pre-split basis. As a result of the Company’s one-for-twenty reverse stock split on May 17, 2015, these shares were reduced to 391,533 shares, which are now being registered for resale pursuant to this registration statement.

June 2015 Placement Agent Warrants

On June, 30 and July 1, 2015 the Company closed in two tranches a public offering of units consisting of Class A common stock and warrants (the “June 2015 Offering”), for which WestPark Capital, Inc. (“WestPark”) acted as the exclusive placement agent. Pursuant to the Placement Agency Agreement, dated June 25, 2015, WestPark received a cash fee and the right to purchase up to 8% of the aggregate number of shares of Class A common stock sold each of the offerings for $100. As a result, WestPark received warrants to purchase 109,589 shares of Class A common stock at an exercise price of $4.20 per share (the “Placement Agent Warrants”) in connection with the June 2015 Offering. WestPark transferred warrants to purchase 43,377 shares of Class A common stock to four of its employees that provided services in connection with the June 2015 Offering. Those employees to whom the Placement Agent Warrants were transferred are listed on the selling shareholder table included in the section entitled “Selling Shareholders.” The Placement Agent Warrants are exercisable beginning on December 30, 2015 and will expire June 26, 2020, and are not transferrable for six months from the close of the June 2015 Offering, except as permitted by Financial Industry Regulatory Authority Rule 5110(g)(a).

Pursuant to the Placement Agency Agreement, the Company granted to WestPark piggyback and demand registration rights for the shares underlying the Placement Agent Warrants. The registration rights are not exercisable by WestPark until 60 days after the closing of the June 2015 Offering. Despite the fact that at the time of filing of this registration statement WestPark may not exercise its piggyback or demand registration rights, the Company is including the shares underlying the Placement Agent Warrants to avoid the additional costs that the Company would incur by filing an additional registration statement.

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USE OF PROCEEDS

The Company will not receive any proceeds from the sale of shares by the selling shareholders. The exercise price of the outstanding warrants issued in the June 2015 Offering, which are exercisable beginning on December 30, 2105 and exercisable into 109,589 shares of Class A common stock, is $4.20 per share. If all the warrants are exercised for cash, the Company will receive proceeds of $460,273.80, which we will use for working capital. If at any time the selling shareholders may elect to exercise the warrants by means of a “cashless exercise,” in which case the Company will not receive any proceeds.

The selling shareholders will pay all underwriting discounts, selling commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in connection with the sale of the shares, if any. The Company will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

The 1,789,278 shares of Class A common stock being offered by the selling shareholders consists of (i) 1,288,156 shares issued under the Conversion Agreement, (ii) 391,533 shares acquired in connection with the Alteris Merger, and (iii) 109,589 shares of Class A common stock issuable upon the exercise of the Placement Agent Warrants. We are registering the shares of Class A common stock and the shares of Class A common stock underlying the Placement Agent Warrants in accordance with the terms of a Conversion Agreement and to satisfy our future obligations under the Placement Agency Agreement to permit the selling shareholders to offer the shares for resale from time to time.

On August 4, 2015, Riverside owned approximately 13.7% of the Company’s outstanding Class A common stock and was previously one of its creditors, as described in the section entitled “Description of the Transaction.” Pursuant to the terms of the Shareholders Agreement, Riverside has the right to designate a certain number of individuals for appointment or nomination to the Board of Directors, tied to its ownership of the Company’s Class A common stock. Currently David Belluck and Steven Kaufman serve on our board of directors as Riverside designees.

Since 1998, Mr. Belluck has been a General Partner of Riverside Partners, LLC, a Boston-based, private equity investment firm. Mr. Belluck controls Riverside Partners III, LLC, which is the general partner of Riverside Partners III, LP, which is the general partner of Riverside Fund III, L.P. Riverside is a wholly-owned subsidiary of Riverside Fund III, LP.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Class A common stock held by each of the selling shareholders. The second column lists the number of shares of Class A common stock beneficially owned by the selling shareholders, based on respective ownership of shares of Class A common stock and warrants as of August 4, 2015, assuming full exercise the warrants held by each such selling shareholder on that date to the extent exercisable within 60 days after August 4, 2015 and as permissible after taking into account and limitations on exercise set forth therein. The third column lists the shares of Class A common stock being offered by this prospectus by the selling shareholders and does not take into account any limitations on the exercise of the warrants set forth therein. The fourth column lists the shares of Class A common stock held by each selling shareholder after completion of this offering and assumes that each selling shareholder sells all of the shares covered by this prospectus without taking into account any limitations on the exercise of the warrants issued to WestPark and its affiliates in connection with the June 2015 Offering but after taking into account any limitation on the exercise of warrants outstanding before the June 2015 Offering, and assumes full exercise of the warrants held by each of the selling shareholders on that date to the extent exercisable within 60 days after August 4, 2015. The fifth column lists the percentage ownership held by each selling shareholder after completion of this offering and assumes that the selling shareholder has exercised warrants exercisable within 60 days after August 4, 2015 after taking into account any limitations on the exercise of the warrants set forth therein, and that no other selling shareholders has exercised any warrants. The information presented regarding the selling shareholders is based, in part, on information the selling shareholders provided to us.

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We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the shares of Class A common stock covered by this prospectus. The selling shareholders may not sell any or all of the shares offered by this prospectus. Other than the agreement we entered into with the selling shareholders and its affiliates in connection with the Conversion, the Alteris Merger and the June 2015 Offering we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale by the selling shareholders of any of the shares of Class A common stock covered by this prospectus. In addition, information about the selling shareholders may change over time. The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), some or all of their shares since the date on which the information in the table is presented. Any changed or new information given to us by the selling shareholders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary. Because of the foregoing, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power over securities. To our knowledge, unless otherwise indicated, all persons named in the table below have sole voting and investment power with respect to their shares of Class A common stock. Percentage of beneficial ownership is based on 12,237,779 shares of Class A common stock outstanding as of August 4, 2015.

WestPark Capital, Inc. served as the placement agent in the June 2015 Offering and is a broker-dealer. The remaining selling shareholders listed below, other than Riverside Renewable Energy Investments, LLC, are affiliates of WestPark Capital, Inc. Each of WestPark Capital, Inc. and its affiliate selling shareholders listed below have confirmed to us that they purchased the securities to be sold in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their purchase.

Name of Selling Shareholders	Shares of Class A common stock Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to Offering	Shares of Class A common stock Beneficially Owned After Offering	Percentage Ownership After Offering

Riverside Renewable Energy Investments, LLC (1)	1,679,689	1,679,689	0	--
WestPark Capital, Inc. (2)	11,980	78,192	11,980	*
Jonathan Blum (3)	7,325	35,702	7,325	*
Douglas Kaiser (4)	560	5,560	560	*
Frank Salvatore (5)	560	5,560	560	*
Julie Ojeda (6)	0	5,000	0	--

* Less than 1% ownership

(1) Includes 1,288,156 shares of Class A common stock issued pursuant to the Conversion Agreement and 391,533 shares of Class A common stock acquired in connection with the Alteris Merger. David L. Belluck is the sole manager of Riverside, and as the sole manager, he may be deemed to beneficially own the securities. Mr. Belluck and Riverside share voting and investment power over these securities. The address for Riverside Renewable Energy Investments, LLC is c/o Riverside Renewable Energy Investments, LLC 699 Boylston Street, Boston, MA 02116.

(2) Includes 11,980 shares of Class A common stock issuable upon exercise of warrants issued in connection with our offering of Class A common stock and warrants closed February 26 and 27, 2015 (the “February 2015 Offering”) and 66,212 shares of Class A common stock issuable upon exercise of warrants issued in connection with the June 2015 Offering but with respect to column 2, excludes 66,212 shares of Class A common stock issuable upon the exercise of warrants issued in connection with the June 2015 Offering. Richard Rappaport, in his capacity as Chief Executive Officer of WestPark Capital, Inc. has voting and investment power over the securities beneficially owned by WestPark Capital, Inc. Mr. Rappaport disclaims beneficial ownership of the shares of Class A common stock not owned by him. The address for WestPark Capital, Inc. is 1900 Avenue of the Stars, Suite 310, Los Angeles, CA 90067.

(3) Includes 7,325 shares of Class A common stock issuable upon exercise of warrants issued in connection with the February 2015 Offering and 28,377 shares of Class A common stock issuable upon exercise of warrants issued in connection with the June 2015 Offering but with respect to column 2, excludes 28,377 shares of Class A common stock issuable upon the exercise of warrants issued in connection with the June 2015 Offering.

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(4) Includes 560 shares of Class A common stock issuable upon exercise of warrants issued in connection with the February 2015 Offering and 5,000 shares of Class A common stock issuable upon exercise of warrants issued in connection with the June 2015 Offering but with respect to column 2, excludes 5,000 shares of Class A common stock issuable upon the exercise of warrants issued in connection with the June 2015 Offering.

(5) Includes 560 shares of Class A common stock issuable upon exercise of warrants issued in connection with the February 2015 Offering and 5,000 shares of Class A common stock issuable upon exercise of warrants issued in connection with the June 2015 Offering but with respect to column 2, excludes 5,000 shares of Class A common stock issuable upon the exercise of warrants issued in connection with the June 2015 Offering.

(6) Includes 5,000 shares of Class A common stock issuable upon exercise of warrants issued in connection with the June 2015 Offering but with respect to column 2, excludes 5,000 shares of Class A common stock issuable upon the exercise of warrants issued in connection with the June 2015 Offering.

 PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Class A common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

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Upon the Company being notified in writing by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of Class A common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Class A common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by the selling shareholders that a donee or pledgee intends to sell more than 500 shares of Class A common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholders and/or the purchasers. Each selling shareholder has represented and warranted to the Company that it acquired the securities subject to the registration statement of which this prospectus is a part in the ordinary course of such selling shareholder’s business and, at the time of their purchase of such securities such selling shareholders had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling shareholder that it is the view of the SEC that they may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of Class A common stock made prior to the date on which the registration statement of which this prospectus is a part shall have been declared effective by the SEC. If the selling shareholders use this prospectus for any sale of the Class A common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to each selling shareholder in connection with resales of their shares under the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the Class A common stock issued and issuable upon exercise of the warrants will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Denver, Colorado.

EXPERTS

The financial statements of Real Goods Solar, Inc. and its subsidiaries, as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 are incorporated herein by reference in reliance on the report of EKS&H LLLP, independent registered public accounting firm, as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of a registration statement on Form S-3 that we have filed with the SEC, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our Class A common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1(800)SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at http://www.rgsenergy.com with information about our company. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and any information that we file with the SEC subsequent to this prospectus and prior to the termination of the offering referred to in this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act unless specifically incorporated by reference herein or therein):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed March 31, 2015, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed April 30, 2015;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed May 11, 2014;

•	Our Current Reports on Form 8-K (including amendments thereto) filed January 30, 2015, February 24, 2015, February 27, 2015, March 16, 2015, March 18, 2015, April 15, 2015, April 16, 2015, May 13, 2015, May 18, 2015, June 3, 2015, June 26, 2015, June 29 2015, July 1, 2015 and July 10, 2015; and

•	The description of our common stock contained in our registration statement on Form 8-A filed May 5, 2008 including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

We also incorporate by reference all documents we subsequently file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have filed certain legal documents that control the terms of the Class A common stock offered by this prospectus as exhibits to the registration statement. We may file certain other legal documents that control the terms of the Class A common stock offered by this prospectus as exhibits to reports we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its website.

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We will provide, without charge and upon oral or written request, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference into this prospectus but not delivered with it. You may obtain a copy of these filings, at no cost, by writing or calling us at Real Goods Solar, Inc., 833 West South Boulder Road, Louisville, Colorado 80027, (303) 222-8300. Exhibits to the filings will not be provided, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

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